Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Towerstream Corporation on Amendment No. 3 to Form SB-2 on Form S-3 (File No. 333-141405) of our report dated February 10, 2007, except Note 15(l) and (m), as to which the date is March 12, 2007, with respect to our audits of the financial statements of Towerstream Corporation as of December 31, 2006 and for the years ended December 31, 2006 and 2005 appearing in Form 8-K/A of Towerstream Corporation filed on March 19, 2007.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
June 12, 2007